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                               HEWITT SERIES TRUST
                   CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND
                            SENIOR FINANCIAL OFFICERS

I.   Covered Officers/Purpose of the Code

     This code of ethics (this "Code") for the Hewitt Series Trust (the "Trust") applies to the Trust's President and the Trust's Treasurer and Chief Financial Officer (the "Covered Officers") for the purpose of promoting:

     . honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

     . full, fair, accurate, timely and understandable disclosure in reports and documents that the Trust files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Trust;

     .  compliance with applicable laws and governmental rules and regulations;

     . the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

     .  accountability for adherence to the Code.

     Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II.  Administration of the Code

     The Code shall be administered by the Trust's Secretary (the "Code Officer"). In the absence of the Code Officer, his or her designee shall serve as the Code Officer, but only on a temporary basis.

     The Code Officer is responsible for applying this Code to specific situations in which questions are presented under it (in consultation with Trust counsel, where appropriate) and has the authority to interpret this Code in any particular situation. However, any waiver sought by a Covered Officer with respect to the Trust must be approved by the Audit Committee of the Trust (the "Committee").

III. Actual and Apparent Conflicts of Interest

     Overview. A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his service to, the Trust. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position with the Trust.

     Certain conflicts of interest arise out of the relationships between Covered Officers and the Trust and already are subject to conflict of interest provisions in the Investment Company Act of 1940 ("Investment Company Act") and the Investment Advisers Act of 1940 ("Investment Advisers Act"). For example, Covered Officers may not individually engage in certain

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transactions (such as the purchase or sale of securities or other property) with the Trust because of their status as "affiliated persons" of the Trust. The Trust's compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace those programs and procedures, and such conflicts fall outside of the parameters of this Code.

     Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Trust and Hewitt Associates LLC ("Hewitt"), the Trust's administrator, of which the Covered Officers also are officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Trust or for Hewitt, or for both), be involved in establishing policies and implementing decisions that will have different effects on Hewitt and the Trust. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Trust and Hewitt and is consistent with the performance by the Covered Officers of their duties as officers of the Trust. Thus, if performed in conformity with the provisions of the Investment Company Act, such activities will be deemed to have been handled ethically.

     Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Trust.

     Each Covered Officer must:

     . not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Trust whereby the Covered. Officer would benefit personally to the detriment of the Trust; and

     . not cause the Trust to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit the Trust.

     There are some conflict of interest situations that should always be discussed with the Code Officer. Those situations include, but are not limited to:

     .  service as a director on the board of any public or private company;

     . the receipt of any non-nominal gifts in excess of $100 during any twelve month period;

     . the receipt of any entertainment from any company with which the Trust has current or prospective business dealings unless such entertainment is business related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety; and

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     .  any ownership interest in, or any consulting or employment relationship with, any of the Trust's service providers, other than its principal underwriter, administrator or any affiliated person thereof.

III. Disclosure and Compliance

     Each Covered Officer should:

     . be familiar with the disclosure requirements generally applicable to the Trust;

     . not knowingly misrepresent, or cause others to misrepresent, facts about the Trust to others, whether within or outside the Trust, including to the Trust's trustees and auditors, and to governmental regulators and self-regulatory organizations;

     . to the extent appropriate within his/her area of responsibility, consult with other officers and employees of the Trust with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Trust files with, or submits to, the SEC and in other public communications made by the Trust; and

     . promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.  Reporting and Accountability

     Each Covered Officer must:

     . upon adoption of the Code (or after becoming a Covered Officer), affirm in writing to the Board of Trustees of the Trust (the "Board") that he/she has received, read, and understands the Code;

     . annually thereafter affirm to the Board that he has complied with the requirements of the Code;

     . not retaliate against any other Covered Officer or any employee of the Trust or their affiliated persons for reports of potential violations that are made in good faith;

     . notify the Code Officer promptly if he knows of any violation of this Code; and

     . respond to the trustee and officer questionnaire circulated periodically in connection with the preparation of disclosure documents for the Trust.

     The Trust will follow the following procedures in investigating and enforcing this Code:

     . the Code Officer will take all appropriate action to investigate any potential violations reported to him;

     . if, after such investigation, the Code Officer believes that no violation has occurred, he is not required to take any further action;

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      .  any matter that the Code Officer believes is a violation will be reported to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of Hewitt; or a recommendation to dismiss the Covered Officer;

      .  the Board will be responsible for granting waivers, as appropriate; and

      . any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V.    Other Policies and Procedures

      This Code shall be the sole code of ethics adopted by the Trust for purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Trust, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code.

VI.   Amendments

      Any amendments to this Code must be approved or ratified by a majority vote of the Board.

VII.  Confidentiality

      All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board.

VIII. Internal Use

      The Code is intended solely for the internal use by the Trust and does not constitute an admission, by or on behalf of the Trust, as to any fact, circumstance, or legal conclusion.

Date: August 27, 2003

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